DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

BALANCE SHEETS(UNAUDITED), SEPTEMBER 30, 1998 AND DECEMBER 31, 1997

                             September 30,        December 31,
                                 1998                1997
ASSETS

CASH AND CASH EQUIVALENTS     $  871,271         $  529,808
PROPERTY                       3,598,911          3,900,913
OTHER ASSETS                      85,960             38,842

TOTAL                         $4,556,142         $4,469,563

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                     $388,526           $368,015

PARTNERS' EQUITY:
General Partners                 (51,609)           (52,270)
Limited Partners               4,219,225          4,153,818
     Total partners' equity    4,167,616          4,101,548

TOTAL                         $4,556,142         $4,469,563


See accompanying notes to financial statements (unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                              September 30,      September 30,
                                  1998               1997
REVENUES:
Rental Income                   $703,399           $647,974
Interest                           4,671              4,787
     Total revenue               708,070            652,761

EXPENSES:
Operating Expenses               315,462            358,588
General and administrative        50,638             43,843
     Total expenses              366,100            402,431

NET INCOME                      $341,970           $250,330

AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners            $338,550           $247,827
    General partners               3,420              2,503
TOTAL                           $341,970           $250,330
NET INCOME PER
   LIMITED PARTNERSHIP UNIT       $14.25             $10.43

LIMITED PARTNERSHIP
  UNITS USED IN PER
  UNIT CALCULATION                23,753             23,753


See accompanying notes to financial statements(unaudited).

STATEMENTS OF INCOME (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997


                               September 30,    September 30,
                                   1998             1997


REVENUES:
Rental Income                   $2,046,450        $1,888,221
Interest                            11,850            11,825

Total Revenues                   2,058,300         1,900,046

EXPENSES:
Operating Expenses                 985,345         1,011,999
General and administrative         197,127           179,539

Total expenses                   1,182,472         1,191,538

NET INCOME                         875,828           708,508

AGGREGATE NET INCOME ALLOCATED TO:
Limited Partners                   867,070           701,423
General Partners                     8,758             7,085

TOTAL                              875,828           708,508

NET INCOME PER LIMITED
PARTNERSHIP UNIT                     36.50             29.53

LIMITED PARTNERSHIP UNITS
USED IN PER UNIT CALCULATION        23,753            23,753

See accompanying notes to financial statements (unaudited).

STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                GENERAL       LIMITED
                                PARTNERS      PARTNERS       TOTAL

EQUITY AT JANUARY 1, 1997       ($48,017)    $4,574,918   $4,526,901

NET INCOME                         7,085        701,423      708,508
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1997    ($49,029)    $4,474,678   $4,425,649

EQUITY AT JANUARY 1, 1998       ($52,270)    $4,153,818   $4,101,548

NET INCOME                         8,758        867,070      875,828
DISTRIBUTIONS                     (8,097)      (801,663)    (809,760)

EQUITY AT SEPTEMBER 30, 1998    ($51,609)    $4,219,225   $4,167,616


See accompanying notes to financial statements (unaudited).


STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                    September 30,      September 30,
                                        1998               1997

CASH FLOWS FROM OPERATING
 ACTIVITIES:

Net income                           $ 875,828          $ 708,508
Adjustments to reconcile net
  income to net	cash provided
  by operating activities:
     Depreciation                      314,415            314,415
  Changes in assets and liabilities:
     Increase in other assets          (47,118)           (34,376)
     Increase in liabilities            20,511              4,998
Net cash provided by operating
  activities                         1,163,636            993,545


CASH FLOWS FROM INVESTING ACTIVITIES -
Additions to property                  (12,413)

CASH FLOWS FROM FINANCING ACTIVITIES -
     Distributions to partners        (809,760)          (809,760)

NET INCREASE IN CASH AND
 CASH EQUIVALENTS                      341,463            183,785

CASH AND CASH EQUIVALENTS:
At beginning of period                 529,808            560,121
At end of period                     $ 871,271          $ 743,906

See accompanying notes to financial statements (unaudited).


DSI REALTY INCOME FUND VI
(A California Real Estate Limited Partnership)

NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. GENERAL

DSI Realty Income Fund VI (the "Partnership"), a limited partnership, has two general partners (DSI Properties, Inc., and Diversified Investors Agency) and limited partners owning 23,753 limited partnership units. The Partnership was formed under the California Uniform Limited Partnership Act for the primary purpose of acquiring and operating real estate.

The accompanying financial information as of September 30, 1998, and for the periods ended September 30, 1998 and 1997, is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

Properties owned by the Partnership are all mini-storage facilities. Depreciation is calculated using the straight line method over the estimated useful life of 20 years. The total cost of property and accumulated depreciation at September 30, 1998, is as follows:

        Land                             $ 1,759,000
        Buildings                          8,391,680
        Furniture and Equipment               35,185
        Total                             10,185,865
        Less: Accumulated Depreciation   ( 6,586,954)
        Property - Net                   $ 3,598,911


3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.